AMENDMENT TO PARTICIPATION AGREEMENT

THIS AMENDMENT TO PARTICIPATION AGREEMENT (the “Amendment”), is made and entered into as of October 16, 2013, by and among MONY Life Insurance Company of America (the “Company”), The Universal Institutional Funds, Inc. (the “Fund”) and Morgan Stanley Investment Management Inc. (the “Adviser”) (collectively, the “Parties”).

WHEREAS, the Company, the Fund and the Adviser have entered into a Participation Agreement, dated as of January 24, 1999, as such agreement may be amended from time to time (the “Agreement”); and

WHEREAS, the Parties wish to add a new Separate Account to Schedule A of the Agreement.

NOW, THEREFORE, the Parties hereby agree to amend the Agreement as follows.

1. Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule A”.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed and shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first above set forth.

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.		MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:		By:
Name:	John II. Gernon	Name:	Michael Fitzgerald
Title:	President & Principal Executive Officer	Title:	Managing Director

Date:	10/17/2013	Date:

MONY LIFE INSURANCE COMPANY OF AMERICA, on behalf of itself and its separate accounts

By:
Name:	Steven M. Joenk
Title:	Senior Vice President

Date:	10/31/2013

SCHEDULE A

SEPARATE ACCOUNTS AND CONTRACTS

Name of Separate Account	Form Name of Contract Funded by Separate Account
MONY Life Insurance Company of America Separate Account L	All Contracts

MONY Life Insurance Company of America Separate Account A	All Contracts

MONY Life Insurance Company of America Separate Account P	All Contracts

MONY Life Insurance Company of America Separate Account K	All Contracts

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